Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Audentes Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-219797) on Form S-3 of Audentes Therapeutics, Inc. of our report dated March 10, 2017, with respect to the balance sheets of Audentes Therapeutics, Inc. as of December 31, 2016 and 2015, and the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated by reference therein and to the reference to our firm under the heading “Experts”.

/s/ KPMG LLP

San Francisco, California

January 24, 2018